Exhibit 10.1

Software License Agreement

iPass SmartConnect

This Software License Agreement (this "Agreement"), effective as of May 8, 2018 (the "Effective Date"), is by and between iPass Inc., a Delaware corporation with offices located at 3800 Bridge Parkway, Redwood Shores, CA 94065 ("Licensor") and Pareteum Corporation, a Delaware corporation, with offices located at 1185 Avenue of the Americas, New York, NY 10036 ("Licensee"). Licensor and Licensee may be referred to herein collectively as the "Parties" or individually as a "Party."

WHEREAS, Licensor desires to license the Software described in Exhibit A attached hereto to Licensee; and

WHEREAS, Licensee desires to obtain a license to use the Software for its internal business purposes, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions.

(a) "Authorized Devices" means an Android or iOS device which Licensee permits to access and use the Software and/or Documentation pursuant to Licensee's license hereunder.

(b) "Documentation" means Licensor's user manuals, handbooks, and installation guides relating to the Software provided by Licensor to Licensee electronically.

(c) "Software" means the product described in Exhibit A, including any Updates provided to Licensee pursuant to this Agreement.

(d) "Updates" means any updates, bug fixes, patches, or other error corrections to the Software that Licensor generally makes available free of charge to all licensees of the Software.

2.	License.

(a) License Grant. Subject to and conditioned on Licensee's payment of Fees and compliance with all other terms and conditions of this Agreement, Licensor hereby grants Licensee a perpetual, non-exclusive, and non-transferable (except in compliance with Section 12(g)) license during the Term to: (i) access and otherwise use the Licensed Software, solely in furtherance of this Agreement and not for other internal business purposes; (ii) sell or re-license the Licensed Software and Documentation to any third party; and (iii) use and make a reasonable number of copies of the Documentation solely for Licensee's internal business purposes in connection with Licensee's use of the Software. The total number of Authorized Devices will not exceed the number set forth in Exhibit B, except as expressly agreed to in writing by the Parties and subject to any appropriate adjustment of the license fees payable hereunder. Licensee may make and use a reasonable number of copies of the Software solely for internal, non-revenue generating purposes, such as back-up, disaster recovery, and testing purposes. Any such copy of the Software: (i) remains Licensor's exclusive property; (ii) is subject to the terms and conditions of this Agreement; and (iii) must include all copyright or other proprietary rights notices contained in the original.

(b) Use Restrictions. Licensee shall not use the Software or Documentation for any purposes beyond the scope of the license granted in this Agreement. Without limiting the foregoing and except as otherwise expressly set forth in this Agreement, Licensee shall not at any time, directly or indirectly: (i) copy, modify, or create derivative works of the Software or the Documentation, in whole or in part; (ii) except to the extent set forth above in Section 2(a), rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer, or otherwise make available the Software or the Documentation; (iii) knowingly reverse engineer, disassemble, decompile, decode, adapt, or otherwise attempt to derive or gain access to the source code of the Software, in whole or in part; (iv) remove any proprietary notices from the Software or the Documentation; or (v) use the Software in any manner or for any purpose that knowingly infringes, misappropriates, or otherwise violates any intellectual property right or other right of any person, or that violates any applicable law.

(c) Reservation of Rights. Licensor reserves all rights not expressly granted to Licensee in this Agreement. Except for the limited rights and licenses expressly granted under this Agreement, nothing in this Agreement grants, by implication, waiver, estoppel, or otherwise, to Licensee or any third party any intellectual property rights or other right, title, or interest in or to the Software.

(d) Delivery. Licensor shall deliver the Software electronically to Licensee following the Effective Date.

(e) Escrow of Source Code. The Parties will enter into an escrow agreement with an escrow agent agreed by the Parties in relation to the source code together with all developer notes associated with the Licensed Software and Documentation until such time as: (i) the Licensor reports $10,000,000 of cash on the balance sheet in a publicly filed document; OR (ii) December 31, 2018, whichever occurs first.

3.	Licensee Responsibilities.

(a) General. Licensee is responsible and liable for all uses of the Software and Documentation resulting from access provided by Licensee, directly or indirectly, whether such access or use is permitted by or in violation of this Agreement. Licensee shall take commercially reasonable efforts to make all users of Authorized Devices aware of this Agreement's provisions as applicable to such users of Authorized Devices and their use of the Software, and shall cause users of Authorized Devices to comply with such provisions.

(b) Support. Licensor shall provide Licensee with the support services described on Exhibit B for one year following the Effective Date and thereafter, solely if Licensee purchases additional support services. Licensor shall continue to provide support services as described on Exhibit B, the year following the one-year anniversary of the Effective Date, and every year thereafter, upon payment of the annual maintenance fee as provided in Exhibit B.

4.	Fees and Payment.

(a) Fees. Licensee shall pay Licensor the software licensing fees ("Software License Fee") and annual maintenance fee ("Annual Maintenance Fee") (collectively, Software License Fee and Annual Maintenance Fee are "Fees"), set forth in Exhibit B without offset or deduction. Licensee shall make all undisputed payments hereunder in US dollars and are due and payable within thirty (30) days after the date of invoice. If Licensee fails to make any undisputed payment when due, Licensor shall provide written notice and thereafter, and in addition to all other remedies that may be available: (i) Licensor may charge interest on the past due amount at the rate of 1.5% per month calculated daily and compounded monthly or, if lower, the highest rate permitted under applicable law; and (ii) Licensee shall reimburse Licensor for all costs incurred by Licensor in collecting any late payments or interest, including attorneys' fees, court costs, and collection agency fees; and (iii) if such failure continues for 10 days following written notice thereof, Licensor may prohibit access to the Software until all past due amounts (but expressly excluding any such amounts disputed in good faith) and interest thereon have been paid, without incurring any obligation or liability to Licensee or any other person by reason of such prohibition of access to the Software.

(b) Taxes. All Fees and other amounts payable by Licensee under this Agreement are exclusive of taxes and similar assessments. Licensee is responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental or regulatory authority on any amounts payable by Licensee hereunder, other than any taxes imposed on Licensor's income.

(c) Auditing Rights and Required Records. Licensee agrees to maintain complete and accurate records in accordance with generally accepted accounting principles during the Term and for a period of three years after the termination or expiration of this Agreement with respect to matters necessary for accurately determining amounts due hereunder. Not more than one (1) time during any twelve (12) consecutive calendar month period, Licensor may, at its own expense and at Licensee’s principal place of business during Licensee’s normal business hours, on not less than thirty (30) days’ prior notice, inspect and audit Licensee's records with respect to matters covered by this Agreement, provided that if such inspection and audit reveals that Licensee has underpaid Licensor by more than five percent (5%) with respect to any amounts due and payable during the Term, Licensee shall promptly pay the amounts necessary to rectify such underpayment, together with interest in accordance with Section 4(a). Licensee shall pay for the costs of the audit if the audit determines that Licensee's underpayment equals or exceeds 15% for any quarter. Such inspection and auditing rights will extend throughout the Term of this Agreement and continue for a period of six (6) months after the termination or expiration of this Agreement.

5.            Confidential Information. From time to time during the Term, either Party may disclose or make available to the other Party information about its business affairs, products, confidential intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information, whether orally or in written, electronic, or other form or media/in written or electronic form or media, whether or not marked, designated or otherwise identified as "confidential" (collectively, "Confidential Information"). Confidential Information does not include information that, at the time of disclosure is: (a) in the public domain; (b) known to the receiving Party at the time of disclosure; (c) rightfully obtained by the receiving Party on a non-confidential basis from a third party; or (d) independently developed by the receiving Party. The receiving Party shall not disclose the disclosing Party's Confidential Information to any person or entity, except to the receiving Party's employees who have a need to know the Confidential Information for the receiving Party to exercise its rights or perform its obligations hereunder. Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required (i) in order to comply with the order of a court or other governmental body, or as otherwise necessary to comply with applicable law, provided that the Party making the disclosure pursuant to the order shall first have given written notice to the other Party and made a reasonable effort to obtain a protective order; or (ii) to establish a Party's rights under this Agreement, including to make required court filings. On the expiration or termination of the Agreement, the receiving Party shall promptly return to the disclosing Party all copies, whether in written, electronic, or other form or media, of the disclosing Party's Confidential Information, or destroy all such copies and certify in writing to the disclosing Party that such Confidential Information has been destroyed. Each Party's obligations of non-disclosure with regard to Confidential Information are effective as of the Effective Date and will expire two (2) years from the date first disclosed to the receiving Party; provided, however, with respect to any Confidential Information that constitutes a trade secret (as determined under applicable law), such obligations of non-disclosure will survive the termination or expiration of this Agreement for as long as such Confidential Information remains subject to trade secret protection under applicable law.

6.	Intellectual Property Ownership; Feedback.

(a) Licensee acknowledges that, as between Licensee and Licensor, Licensor owns all right, title, and interest, including all intellectual property rights, in and to the Software and Documentation.

(b) Feedback. If Licensee or any of its employees or contractors sends or transmits any communications or materials to Licensor by mail, email, telephone, or otherwise, suggesting or recommending changes to the Software or Documentation, including without limitation, new features or functionality relating thereto, or any comments, questions, suggestions, or the like ("Feedback"), Licensor is free to use such Feedback irrespective of any other obligation or limitation between the Parties governing such Feedback. Licensee hereby assigns to Licensor on Licensee's behalf, and on behalf of its employees, contractors and/or agents, all right, title, and interest in, and Licensor is free to use, without any attribution or compensation to any party, any ideas, know-how, concepts, techniques, or other intellectual property rights contained in the Feedback, for any purpose whatsoever, although Licensor is not required to use any Feedback.

7.	Data Privacy and Security.

(a) Licensee and End User Data. Licensee agrees that Licensor and the service providers it utilizes to assist in providing the Software and services to Licensee shall have the right to access Licensee’s and end users’ accounts and to use, modify, reproduce, distribute, display and disclose Licensee data and end user data solely to the extent necessary to provide the Software and services, including, without limitation, in response to Licensee or end user support requests. Any third party providers of services (“Third Party Providers”) iPass utilizes will only be given access to Licensee account information and data as is reasonably necessary to provide the Software and services and will be subject to confidentiality obligations. Licensor may also access or disclose information about Licensee, Licensee’s account, or end users in order to: (a) comply with the law or respond to lawful requests or legal process; (b) protect Licensor, its customers’ or partners’ rights or property, including enforcement of this Agreement or other policies associated with the Software and services; and (c) act on a good faith belief that such disclosure is necessary to protect personal safety or avoid violation of applicable law or regulation.

(b) Privacy Policy. Licensor collects certain information about Licensee and end users including but not limited to the location of the end user’s device when using the Software and services, and information regarding the devices, computers and the end users’ use of the Software and services. Licensor uses, discloses, collects and protects this information as described in iPass’ Privacy Policy, the then-current version of which is available at www.ipass.com/privacy and is incorporated by reference herein. In the event of a conflict between the terms in the body of the Agreement and in the Privacy Policy, the terms in the body of this Agreement control.

8.	Limited Warranties and Warranty Disclaimer.

(a) Licensor warrants that at all times during the Term: (i) the Software shall perform as described in the Documentation following the Effective Date; (ii) the Software does not contain any virus or other malicious code that would cause the Software to become inoperable or incapable of being used in accordance with the Documentation; (iii) the Software and Documentation shall not infringe, misappropriate, or otherwise violate any intellectual property right or other right of any person, nor shall the Software and Documentation violate any applicable law. THE FOREGOING WARRANTIES DO NOT APPLY, AND LICENSOR STRICTLY DISCLAIMS ALL WARRANTIES, WITH RESPECT TO ANY THIRD-PARTY PRODUCTS.

(b) The warranties set forth in Section 8(a) do not apply and become null and void if Licensee knowingly breaches any material provision of this Agreement (beyond applicable notice and cure), or if Licensee any Authorized User, or any other person provided access to the Software by Licensee [or any Authorized User, whether or not in violation of this Agreement: (i) knowingly installs or uses the Software on or in connection with any hardware or software not specified in the Documentation [or expressly authorized by Licensor in writing; (ii) modifies or damages the Software; or (iii) misuses the Software, including any use of the Software other than as specified in the Documentation or expressly authorized by Licensor in writing.

(c) If, during the period specified in Section 8(a), any Software fails to comply with the warranty in Section 8(a), and such failure is not excluded from warranty pursuant to Section 8(b), Licensor shall, subject to Licensee's promptly notifying Licensor in writing of such failure, at its sole option, either: (i) repair or replace the Software, provided that Licensee provides Licensor with all information Licensor requests to resolve the reported failure, including sufficient information to enable the Licensor to recreate such failure; or (ii) refund the Fees paid for such Software, subject to Licensee's ceasing all use of and, if requested by Licensor, returning to Licensor all copies of the Software. If Licensor repairs or replaces the Software, the warranty will continue to run from the Effective Date and not from Licensee's receipt of the repair or replacement. The remedies set forth in this Section 8(c) are Licensee's sole remedies and Licensor's sole liability under the limited warranty set forth in Section 8(a).

(d) EXCEPT FOR THE LIMITED WARRANTY SET FORTH IN SECTION 8(a), THE SOFTWARE AND DOCUMENTATION ARE PROVIDED "AS IS" AND LICENSOR HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. LICENSOR SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE, OR TRADE PRACTICE. EXCEPT FOR THE LIMITED WARRANTY SET FORTH IN SECTION 8(a), LICENSOR MAKES NO WARRANTY OF ANY KIND THAT THE SOFTWARE AND DOCUMENTATION, OR ANY PRODUCTS OR RESULTS OF THE USE THEREOF, WILL MEET LICENSEE'S OR ANY OTHER PERSON'S REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, ACHIEVE ANY INTENDED RESULT, BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM OR OTHER SERVICES, OR BE SECURE, ACCURATE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR FREE.

9.	Indemnification.

(a) Licensor Indemnification.

(i) Licensor shall indemnify, defend, and hold harmless Licensee from and against any and all losses, damages, liabilities, costs ("Losses") incurred by Licensee resulting from any third-party claim, suit, action, or proceeding ("Third-Party Claim") that the Software or Documentation, or any use of the Software or Documentation in accordance with this Agreement, infringes or misappropriates such third party's US intellectual property rights, US patents, copyrights, or trade secrets, provided that Licensee promptly notifies Licensor in writing of the claim, cooperates with Licensor, and allows Licensor sole authority to control the defense and settlement of such claim.

(ii) If such a claim is made or appears possible, Licensee agrees to permit Licensor, at Licensor's sole discretion, to (A) modify or replace the Software or Documentation, or component or part thereof, to make it non-infringing, or (B) obtain the right for Licensee to continue use. If Licensor determines that none of these alternatives is reasonably available, Licensor may terminate this Agreement, in its entirety or with respect to the affected component or part, effective immediately on written notice to Licensee.

(iii) This Section 9(a) will not apply to the extent that the alleged infringement arises from: (A) use of the Software in combination with data, software, hardware, equipment, or technology not provided by Licensor or authorized by Licensor in writing; (B) modifications to the Software not made by Licensor; or (C) use of any version other than the most current version of the Software or Documentation delivered to Licensee.

(b) Licensee Indemnification. Subject to the limitations in Section 10 below, Licensee shall indemnify, hold harmless, and, at Licensor's option, defend Licensor from and against any Losses resulting from any Third-Party Claim based on Licensee's: (i) negligence or willful misconduct; (ii) use of the Software or Documentation in a manner not authorized or contemplated by this Agreement; (iii) use of the Software in combination with data, software, hardware, equipment or technology not provided by Licensor or authorized by Licensor in writing; (iv) modifications to the Software not made by Licensor; or (v) use of any version other than the most current version of the Software or Documentation delivered to Licensee, provided that Licensee may not settle any Third-Party Claim against Licensor unless such settlement completely and forever releases Licensor from all liability with respect to such Third-Party Claim or unless Licensor consents to such settlement, and further provided that Licensor will have the right, at its option, to defend itself against any such Third-Party Claim or to participate in the defense thereof by counsel of its own choice.

(c) Sole Remedy. THIS SECTION 9 SETS FORTH LICENSEE'S SOLE REMEDIES AND LICENSOR'S SOLE LIABILITY AND OBLIGATION FOR ANY ACTUAL, THREATENED, OR ALLEGED CLAIMS THAT THE SOFTWARE OR DOCUMENTATION INFRINGES, MISAPPROPRIATES, OR OTHERWISE VIOLATES ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

10.          Limitations of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, AND OTHERWISE, FOR ANY: (a) CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, ENHANCED, OR PUNITIVE DAMAGES; (b) INCREASED COSTS, DIMINUTION IN VALUE OR LOST BUSINESS, PRODUCTION, REVENUES, OR PROFITS; (c) LOSS OF GOODWILL OR REPUTATION; (d) USE, INABILITY TO USE, LOSS, INTERRUPTION, DELAY OR RECOVERY OF ANY DATA, OR BREACH OF DATA OR SYSTEM SECURITY; OR (e) COST OF REPLACEMENT GOODS OR SERVICES, IN EACH CASE REGARDLESS OF WHETHER THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE. EXCEPT FOR ITS INDEMNIFICATION OBLIGATIONS SET FORTH ABOVE IN SECTION 8(A), AND MATTERS ARISING FROM ITS NEGLIGENCE OR INTENTIONAL MISCONDUCT, IN NO EVENT WILL LICENSOR'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT, STRICT LIABILITY, AND OTHERWISE EXCEED THE TOTAL AMOUNTS PAID TO LICENSOR UNDER THIS AGREEMENT.

IN NO EVENT SHALL LICENSEE’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT, STRICT LIABILITY, AND OTHERWISE EXCEED THE TOTAL AMOUNTS PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT.

11.	Term and Termination.

(a) Term. The term of this Agreement begins on the Effective Date and, unless terminated earlier pursuant to any of the Agreement's express provisions, will continue in effect indefinitely or until annual support is not renewed. Unless earlier terminated pursuant to this Agreement's express provisions, Licensee must provide written notice of non-renewal of annual support at least 60 days prior to the expiration of the then-current term.

(b) Termination. In addition to any other express termination right set forth in this Agreement:

(i) Licensor may terminate this Agreement, effective on written notice to Licensee, if Licensee: (A) fails to pay any undisputed amount when due hereunder, and such failure continues more than 30 days after Licensor's delivery of written notice thereof; or (B) breaches any of its obligations under Section 2(b) or Section 5;

(ii) Either Party may terminate this Agreement, effective on written notice to the other Party, if the other Party breaches this Agreement, and such breach: (A) is incapable of cure; or (B) being capable of cure, remains uncured 30 days after the non-breaching Party provides the breaching Party with written notice of such breach; or

(iii) Either Party may terminate this Agreement, effective immediately upon written notice to the other Party, if the other Party: (A) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (B) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (C) makes or seeks to make a general assignment for the benefit of its creditors; or (D) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) Effect of Expiration or Termination. Upon expiration or earlier termination of this Agreement, the license granted hereunder will not terminate, but no additional support, as described in Exhibit B, shall be provided to Licensee effective upon termination. No expiration or termination will affect Licensee's obligation to pay all Fees that may have become due before such expiration or termination, or entitle Licensee to any refund. If termination is resultant from events under 11(b)(iii) on the part of Licensor, the Licensee will have recourse under section 2(e) Escrow Source Code.

(d) Survival. This Section 11(d) and Sections 1, 4, 5, 6, 7, 8, 9, and 10 survive any termination or expiration of this Agreement. No other provisions of this Agreement survive the expiration or earlier termination of this Agreement.

12.	Miscellaneous.

(a) Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and all related Exhibits, constitutes the sole and entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, and representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements made in the body of this Agreement, the related Exhibits, and any other documents incorporated herein by reference, the following order of precedence governs: (a) first, this Agreement, excluding its Exhibits; (b) second, the Exhibits to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

(b) Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a "Notice") must be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the Party giving Notice from time to time in accordance with this Section). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage pre-paid). Except as otherwise provided in this Agreement, a Notice is effective only: (i) upon receipt by the receiving Party, and (ii) if the Party giving the Notice has complied with the requirements of this Section.

(c) Force Majeure. In no event shall either Party be liable to the other Party, or be deemed to have breached this Agreement, for any failure or delay in performing its obligations under this Agreement, if and to the extent such failure or delay is caused by any circumstances beyond such Party's reasonable control, including but not limited to acts of God, flood, fire, earthquake, explosion, war, terrorism, invasion, riot or other civil unrest, strikes, labor stoppages or slowdowns or other industrial disturbances, or passage of law or any action taken by a governmental or public authority, including imposing an embargo.

(d) Amendment and Modification; Waiver. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, (i) no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof and (ii) no single or partial exercise of any right, remedy, power, or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(e) Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f) Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any jurisdiction other than those of the State of California. Any legal suit, action, or proceeding arising out of this Agreement or the licenses granted hereunder shall be instituted in the federal courts of the United States or the courts of the State of California in each case located in the city of Redwood Shores and County of San Mateo, and each Party irrevocably submits to the jurisdiction of such courts in any such suit, action, or proceeding.

(g) Assignment. Licensee may not assign or transfer any of its rights or delegate any of its obligations hereunder, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of Licensor, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that in connection with a sale, reorganization, merger, consolidation, acquisition or other restructuring involving all or substantially all of the voting securities and/or assets of Licensee this Agreement may be assigned by Licensee to any such successor provided written notice of such assignment is provided by Licensee to Licensor within a reasonable time thereafter. Any purported assignment, transfer, or delegation in violation of this Section is null and void. No assignment, transfer, or delegation will relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

(h) Export Regulation. The Software may be subject to US export control law, including the US Export Administration Act and its associated regulations. Licensee shall not, directly or indirectly, export, re-export, or release the Software to, or make the Software accessible from, any jurisdiction or country to which export, re-export, or release is prohibited by law, rule, or regulation. Licensee shall comply with all applicable federal laws, regulations, and rules, and complete all required undertakings (including obtaining any necessary export license or other governmental approval), prior to exporting, re-exporting, releasing, or otherwise making the Software available outside the US.

(i) Equitable Relief. Each Party acknowledges and agrees that a breach or threatened breach by such Party of any of its obligations under Section 5 or, in the case of Licensee, Section 2(b), would cause the other Party irreparable harm for which monetary damages would not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the other Party will be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity, or otherwise.

(j) Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

iPass Inc.		Pareteum Corporation

By:	Darin R. Vickery	By:	Denis E. McCarthy
Name:	Darin R. Vickery	Name:	Denis E. McCarthy
Title:	CFO	Title:	SVP Corporate Development
Date:	May 8, 2018	Date:	May 8, 2018

EXHIBIT A

iPass SmartConnect Description

iPass SmartConnect technology is delivered to Authorized Devices through a cloud-based platform (the “Platform”) comprising software elements on the mobile device and available over the Internet. iPass´ Platform gives control over the definition and management of mobility services configured to the Licensee’s specific needs. This architecture gives an Authorized Device choice in access services and serves as a bridge to functionality through use of extensible web services standards, while keeping the operational and financial burden on Licensee low by not requiring them to purchase, deploy and manage on-premises infrastructure, unless they so choose for purposes of adding additional functionality.

iPass Platform is designed to provide Licensee with reliability, flexibility, network security, policy enforcement, consolidated billing and scalability.

The technology consists of the following principal components:

i.	Foundation Services. Provide the basic capabilities needed for a cloud-based platform, including the ability to manage devices (add, remove, or change rights), authenticate devices to access the platform, authorize access to particular functions, or track and audit use of the platform.

ii.	Operational Services. Are built on top of the iPass Foundation Services platform, enabling Licensee to operate the various iPass´ market-facing offers, including device profile/configuration management, network directory management, account management, order management, usage management, support, billing and training.

iii.	Presentation Services. Impact how information is presented to devices accessing the Platform, usually through a web based portal. Presentation Services include web presentation, data validation, access control (controlling who can see and enter what).

iv.	SmartConnect Client and SmartConnect SDK Services. Provide the ability to update configuration files and associated network registries, and to receive the data that the client collects.

v.	Curation Services. Ability of iPass platform to collect information about Open Networks and be able to decode the hotspot information and automate steps to connect to that Network.

vi.	High-Availability and Scalable Authentication Architecture. iPass´ relationships with network service providers enables iPass Platform to enable connectivity through multiple global networks . As a result, the cloud-based Platform reduces the risk of service interruptions associated with depending on only one service provider. Furthermore, iPass´ geographically distributed transaction centers act as a unified and fault-tolerant system that provides scalable and highly available device authentication and quality management information collection. Each point in the authentication process is designed with built-in redundancy and fail-over capabilities.

iPass SmartConnect SDK – necessary for adding iPass services to an application. The SDK may be used to integrate iPass functionalities into a specific application offered by a third-party application, and supports the following operating systems: Android and iOS.

iPass SmartConnect Client – iPass functional applications built on iPass SmartConnect SDK and supporting the following operating systems: Android and iOS.

iPass Curated Network – Curated Networks are open Networks that have been added to footprint using iPass Curation Services and can be accessed via the iPass SmartConnect software.

EXHIBIT B

FEES AND SUPPORT SERVICES

Software License Fee. In exchange for perpetual access to the Licensed Software for up to 25,000,000 Authorized Devices, Licensee shall pay Licensor the Software License Fee of $3,000,000.00 (which includes the first year Annual Maintenance Fee of 20%). Upon the Effective Date, Licensor shall invoice and Licensee shall pay Licensor Software License Fee in increments as follows: $1,000,000.00 by June 15, 2018; $1,000,000.00 by September 30, 2018 (or the next succeeding business day thereafter); and $1,000,000.00 by December 31, 2018.

Annual Maintenance Fee. In exchange for the Support Services and Service Levels in this Exhibit B and software Updates, Licensee shall invoice and Licensee shall pay Licensor $600,000.00 commencing on the one year anniversary following the Effective Date, and every year thereafter (representing 20% of the License Fee).

Support Services

1. Definitions. Any capitalized terms used herein and not defined below are defined in the Agreement.

“First Level Technical Support” means taking calls from users of Authorized Devices, getting complete information from end users regarding problems experienced by such users, testing user authorization to use the service, eliminating common user errors, and escalating unresolved issues with written documentation detailing steps taken prior to escalation.

“Second Level Technical Support” means providing assistance to First Level Technical Support help desk for issues that cannot be resolved through First Level Technical Support.

“Third Level Technical Support” means providing technical assistance to Licensee’s authorized Second Level Technical Support personnel for technical issues that cannot be resolved by Second Level Technical Support.

“Severity One” means:

•	iPass Hosted Authentication Infrastructure is down or other problems that prevent all users of Authorized Devices from connecting.

•	Issues regarding Hosted User Services and Hosted User Management.

“Severity Two” means:

•	User community is experiencing difficulty connecting to one or more remote Access Points.

•	Hosted Authentication or Customer RoamServer configuration requests.

•	User community is experiencing difficulty deploying the Open Mobile software.

“Severity Three” means:

•	Problems that affect a limited number of user community or any question or service request regarding the Open Mobile Portal.

2. First Level Technical Support For users of Authorized Devices, the Licensee will be responsible for providing First Level Technical Support. First Level Technical Support personnel who have received training regarding the iPass Service and the iPass Software from iPass will be authorized to contact the applicable Second Level Technical Support center(s) at iPass to resolve any problems that cannot be resolved by First Level Technical Support. Customer may change its authorized contacts for Second Level Technical Support at any time upon written notice to iPass so long as any new authorized contacts have completed the requisite iPass training.

3. Second/Third Level Technical Support. iPass will provide Licensee with Second/Third Level Technical Support in accordance with iPass standard procedures, as described in Service Levels below, Licensee must have its password and id available in order to access and submit a request, absent which iPass will have no obligation to provide Licensee with Second Level Technical Support.

4. Support Requests. Licensee’s authorized First/Second Level Technical Support shall submit support requests via the iPass Ticketing System. iPass Support is provided per the procedures as described in Service Levels below. In general, support requests are submitted via the iPass Ticketing System and are submitted under a Licensee selected severity level. Tickets are worked by iPass based upon severity prioritization, with Severity One being the highest priority, followed by Severity Two and Severity Three. iPass response times for the various Severity levels are described in Service Levels below.

5. Software Updates. iPass will notify Licensee regarding the availability of Updates and make any applicable Updates available to Licensee as part of this agreement, when and if such updates are made generally available.

6. Training. iPass will perform training services as agreed upon by the Parties and in accordance with the terms of this Agreement.

Service Levels.

iPass agrees to provide the levels of service set forth herein to Licensee

1. Additional Definitions.

“Availability” means users of Authorized Devices having access to, full functionality and usage of the service.

“Service Levels” means the minimum service levels to be achieved by Licensor in relation to L Licensor’s performance of its obligations as set out herein.

“Severity Level” means the impact of or nature of a problem as set forth in the Support Services above.

“Response” means the iPass' acknowledgment of its receipt of a Trouble Report from Licensee.

2. Licensor Support Services

Licensor will provide Help Desk to Help Desk support to Licensee on components of the Licensor Service e.g. the iPass Portal, Hosted Authentication Infrastructure.

3. Support Process

The following support process shall be followed by the Licensee HELPDESK to report or escalate issues to the iPass Support Teams:

a.	Issue Identified to Licensee Help Desk

(i)	The user of the Authorized Device contacts the Licensee Help Desk.

(ii)	Licensee Helpdesk follows troubleshooting guide and reviews information in the Licensor online knowledge base (help.ipass.com) and determines if internal resources can resolve the issue.

(iii)	If internal resources cannot resolve the issue, then Licensee Help Desk contacts iPass Customer Care via web-based support request.

b.	Entering a web-based Support Request

(i)	Access the Portal via url: https://openmobile.ipass.com

(ii)	Enter your username and password and click login.

(iii)	Access is available on the Dashboard tab.

(iv)	Click on the “Manage Tickets” link.

(v)	On the “Cases” tab select the “Create New Case” button or dropdown link

(vi)	Enter the appropriate information as required.

Licensee Helpdesk shall provide callback details (contact name and phone number) in all web-based support requests.

c.	Ticket Requirements

At a minimum, all Severity One and Severity Two problem reports shall contain the following in order to expedite investigation and verification of the problem:

(i)	Username and Description of observed behavior.

(ii)	Debug logs if available.

(iii)	Steps to reproduce.

(iv)	Operating environment (Operating system, language, software version, profile number and hardware, as applicable.)

(v)	Dates / times of transaction failures.

(vi)	Name of network attempted.

Licensor may request additional information for verification of a reported problem as necessary.

d.	Licensee’s Customer Care Hotline

For Severity One issues, Licensor recommends that opening a web-based support request be followed by a phone call to iPass at one of the following Severity One Customer Care numbers:

Inside the United States:	+1-877-464-7277

Outside the United States:	+1 650-232-4300

Dialing within Europe:	+44 20 7010 8344

Phone numbers are available 24 hours a day, 7 seven days a week.

Please note that in order to safeguard customers against unauthorized service activity, Licensor will require that callers authenticate their credentials via the web based ticketing system prior to any action by Licensor.

All change requests MUST be in writing.

In order to ensure that tickets are handled in order of receipt, by priority, calls which are not Severity One will be ticketed and placed in queue to be handled in order of receipt, by severity.

4. Service Levels

a.	Support Request Response - For each Severity Level, iPass shall provide the following response Service Levels:

i.	For Licensee Helpdesk Support Requests submitted in accordance with the process defined herein.

Problem Severity	Response Service Level

Severity One	Targeted Response Time: Issues will receive a response from iPass within fifteen (15) minutes (1 hour on weekends and local public holidays) after submitting a Severity One support case followed by a phone call to iPass. Please note Severity One issues reported via a support case only will be responded to within 1 hour.

Severity Two	Targeted Response Time: Issues will receive a response from iPass within 8 hours of receipt of the request (except weekends and local public holidays.)

Severity Three	Targeted Response Time: Issues will receive a response from iPass within 12 hours of receipt of the request (except weekends and local public holidays.)

b.	Problem Verification - iPass and Licensee will make reasonable efforts to verify any reported problem as soon as it is reported as well as any follow-up information that may be required.

c.	Update Intervals - iPass will make reasonable efforts to keep Licensee’s Second Level Technical Support personnel informed of the latest status on any problem submitted. In the event Licensee’s Second Level Technical Support personnel requires more frequent updates, then these will be discussed and mutually agreed upon and will depend on the severity and complexity of the problem.

d.	Severity Reclassification - To ensure that severe problems receive highest priority, iPass may modify a ticket submitted as Severity One issue if it clearly does not meet the criteria for Severity One.

5. iPass Support Escalation Process

(a)	When to Escalate an Issue

(i)	If iPass fails to respond within the prescribed service level response time, the Licensee Help Desk is encouraged to escalate the issue to the Escalation Contact in the respective time zone (see escalation contacts below.)

(ii)	If the iPass Customer Care Representative and the Licensee Help Desk cannot agree on an action plan to resolve an issue (Severity One, Two or Three), then the iPass Customer Care Representative and the Customer Help Desk are encouraged to escalate the issue to the Director of Customer Care.

(iii)	Once a plan has been agreed, iPass will work to resolve the issue. If the Licensee Help Desk is not satisfied with the progress that is being made to resolve an issue, they are encouraged to contact the Director of Customer Care.

(b)	How to Escalate an Issue

(i)	All escalations should be in writing (to the e-mail address listed below) or by phone followed up with a summary from Licensee’s Help Desk.

(ii)	Written documentation should outline the original issue and progress to date. It should also include impact to the customer and reason for the escalation.

(c)	Response to Escalation

(i)	The Director of Customer Care will respond upon receipt to any escalations.

(ii)	Escalations will take priority over any issue of the same severity level.

Customer Care Escalation Contact

Location/Time Zone	London, UK (GMT)

Regional Contact	Richard Sabbarton

email	rsabbarton@ipass.com

Office Phone	+44 20 7010 8319

Redwood Shores, US
Location/Time Zone	(PST)

Regional Contact	Christopher Calhoun

email	ccalhoun@ipass.com

Office Phone	+ 1 650 232 4127

Location/Time Zone	Bangalore, IN (IST)

Regional Contact	Sujith Varijakshan

email	svarijakshan@ipass.com

Office Phone	+91 80 41380976

ESCALATION Manager – Director of Support

Escalation Manager	Alan Ridgewell

email	aridgewell@ipass.com

Office Phone	+44 20 7010 8304